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                                                                    EXHIBIT 23.2

                           [LETTERHEAD OF KPMG LLP]

                         Independent Auditors' Consent
                         -----------------------------

The Board of Directors
Wells Fargo & Company

We consent to the incorporation by reference in the Proxy Statement-Prospectus included in this Registration Statement on Form S-4 of Wells Fargo & Company of our report dated January 19, 1999 with respect to the supplemental consolidated balance sheet of Wells Fargo & Company and Subsidiaries as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K of Wells Fargo & Company dated January 19, 1999, and to the reference to our firm under the heading "Experts" in the Proxy Statement-Prospectus. Our report contains an explanatory paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of Wells Fargo & Company and Norwest Corporation on November 2, 1998, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements.

/s/ KPMG LLP
San Francisco, California
January 20, 1999